UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                  Commission File Number: 000-55480


          GLOBAL REGENERATIVE TECHNOLOGIES & THERAPIES INC.
     (Exact name of registrant as specified in its charter)

                      888 Prospect Street, Suite 200
                       La Jolla, California 92037
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Common Stock
   (Title of each class of securities covered by this Form)

                                None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)               / X /

        Rule 12g-4(a)(2)               /__/

        Rule 12h-3(b)(1)(i)           / X  /

        Rule 12h-3(b)(1)(ii)          /__/

        Rule 15d-6                   /__/

Approximate number of holders of record as of the certification or notice date: 4 (number of shareholders)

Pursuant to the requirements of the Securities Exchange Act of 1934, GLOBAL REGENERATIVE TECHNOLOGIES & THERAPIES INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 13, 2017	         By: Stefan Kasian
				      Chief Executive Officer